UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016 (November 17, 2016)

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

Texas	1-13167	74-1611874
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15011 Katy Freeway, Suite 800, Houston, Texas		77094
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 749-7800

N/A

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Forms of Long-Term Incentive Awards

On November 17, 2016, the compensation committee (the “Committee”) of the board of directors of Atwood Oceanics, Inc. (the “Company”) approved forms of Notice of Performance Unit Grant (“PSU Agreement”), Notice of Restricted Stock Unit Award (“RSU Agreement”), Notice of Cash-Settled Performance Unit Grant (“Cash-Settled PSU Agreement”), Notice of Cash-Settled Restricted Stock Unit Award (“Cash-Settled RSU Agreement”) and Notice of Nonemployee Director Restricted Stock Unit Award (“Director RSU Agreement”), which forms of awards will govern the terms of certain long-term incentive awards to be granted to the Company’s directors and executive officers, as applicable, under the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “Plan”).

The PSU Agreement and Cash-Settled PSU Agreement each provide for vesting upon the completion of a three-year performance period which consists of four measurement periods with 50% of the award measured annually over three one-year performance periods and 50% of the award measured at the end of the three-year performance period. The amount in which the grantee vests at the completion of the three-year performance period ranges from 0% to 200% and is determined by comparing the Company’s total shareholder return relative to the total shareholder return of a pre-selected peer group for each of the measurement periods, subject to the grantee’s continuous service through such determination date. Awards under the PSU Agreement are settled in the Company’s common stock and awards under the Cash-Settled PSU Award Agreement are settled in cash based on the fair market value of the shares of the Company’s common stock.

Under the RSU Agreement and Cash-Settled RSU Agreement, each grantee is awarded a number of non-transferable restricted stock units. The restricted stock units vest, subject to certain conditions, in substantially equal installments on each anniversary date of the date of grant during the three-year period beginning on the date of grant. Awards under the RSU Agreement are settled in the Company’s common stock and awards under the Cash-Settled RSU Award Agreement are settled in cash based on the fair market value of the shares of the Company’s common stock.

Awards under the Cash-Settled RSU Agreement and Cash-Settled PSU Agreement are subject to cash award limits under the Plan. In the event that the amount payable under the Cash-Settled RSU Agreement and Cash-Settled PSU Agreement exceed such limits, such excess amount, without interest, will be payable on the first day of the next taxable year in which the deduction would be permitted under Section 162(m) of the Internal Revenue Code and any such amount will be applied toward and result in an appropriate reduction of other cash awards payable in that year that are subject to a shareholder-approved limit under Section 162(m) of the Internal Revenue Code.

Under the Director RSU Agreement, each nonemployee director is awarded a number of non-transferable restricted stock units. The restricted stock units vest, subject to certain conditions, in substantially equal installments on each monthly anniversary date of the date of grant during the twelve-month period beginning on the date of grant. Awards under the Director

RSU Agreement are settled in the Company’s common stock within 15 days following the earlier of expiration of such twelve-month period and the nonemployee director’s separation of service. If a director’s service terminates for any reason, any unvested restricted stock units shall be automatically forfeited on the date of termination of service.

The foregoing description of the forms of the PSU Agreement, the RSU Agreement, the Cash-Settled PSU Agreement, the Cash-Settled RSU Agreement and the Director RSU Agreement is not complete and is qualified in its entirety by reference to the full text of such forms, which are filed as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and Exhibit 10.5, respectively, to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	EXHIBITS

10.1	Form of Notice of Performance Unit Grant.

10.2	Form of Notice of Restricted Stock Unit Award.

10.3	Form of Notice of Cash-Settled Performance Unit Grant.

10.4	Form of Notice of Cash-Settled Restricted Stock Unit Award.

10.5	Form of Notice of Nonemployee Director Restricted Stock Unit Award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC.
(Registrant)

By:	/s/ Mark W. Smith
Mark W. Smith
Senior Vice President and Chief Financial Officer

Date: November 22, 2016